El Pollo Loco Appoints Ira Fils as Chief Financial Officer

COSTA MESA, CA – June 2, 2022 (GLOBE NEWSWIRE) – El Pollo Loco, Inc. (“El Pollo Loco” or “the Company”) (Nasdaq: LOCO), the nation’s leading fire-grilled chicken restaurant chain, today announced that Ira Fils has been appointed Chief Financial Officer of El Pollo Loco, effective June 27, 2022.

“I am very excited to welcome Ira to the El Pollo Loco team,” said Larry Roberts, Chief Executive Officer of El Pollo Loco Holdings, Inc. “He is a well-rounded and accomplished executive with a successful 20-plus year track record of business acumen and strong leadership. Combined with his deep knowledge of and passion for the restaurant industry, I believe Ira is the perfect complement to our management team and I look forward to his contributions as we execute our strategic priorities and endeavor to accelerate growth in 2022 and beyond.”

Mr. Fils joins El Pollo Loco from The Habit Burger Grill, a division of YUM! Brands. He joined The Habit Restaurants, LLC in August 2008 as Chief Financial Officer and Secretary, where he helped lead the Company’s successful IPO in 2014, and actively participated in the sale of Habit to YUM! Brands in 2020. During his tenure, he was a key member of the Executive Team that grew Habit restaurants from 20 locations to over 300 locations.  He also played a key role in transitioning the Company’s business model   to be more franchise driven. Prior to his time at Habit, Mr. Fils served as Chief Financial Officer of Mimi’s Café from 2005 to 2008, after joining the company as Vice President of Finance in 2003. From 1998 to 2003, he served in various financial capacities with increasing responsibility which led to him becoming Chief Financial Officer at Rubio’s Restaurants, Inc. He holds an undergraduate degree in economics and an MBA from the University of California, Irvine.

“I am thrilled to accept the appointment of El Pollo Loco’s Chief Financial Officer and to be a part of the family during this exciting time for the Company,” said Fils.  “I look forward to working closely with Larry and the entire El Pollo Loco team as we look to further strengthen the brand and deliver long-term growth.”

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

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